UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2010
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in its charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware (Brandywine Operating Partnership, L.P.)	000-24407	23-2862640

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 East Lancaster Avenue, Suite 100 Radnor, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 325-5600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 4, 2010, the Compensation Committee of our Board of Trustees awarded 2009 annual bonuses and equity-based long-term incentives for our senior executives and set their 2010 base salaries. The tables below reflect awards to those of our executive officers who were identified as named executive officers in the proxy statement for our 2009 annual meeting of shareholders.
2009 Bonus Awards
The table below sets forth the annual bonuses awarded to each of the named executives:

Name	2009 Bonus
Gerard H. Sweeney	$1,050,000
Howard M. Sipzner	$392,700
Brad A. Molotsky	$272,000
Robert K. Wiberg	$206,250
Jeff DeVuono	$206,250
Long—Term Equity Awards: Restricted Shares; RSUs; Options
The table below sets forth the equity-based long-term incentives awarded to each of the named executives. These awards were allocated between restricted common shares (“Restricted Shares”); restricted performance share units (“Performance Units”); and options (“Options”) as indicated in the table below.

	Restricted
	Shares	Performance	Share Options
Name	Awarded (#)	Units (#)	Awarded (#)
Gerard H. Sweeney	48,716	33,830	239,726
Howard M. Sipzner	17,391	12,077	67,243
Brad A. Molotsky	15,058	10,457	58,219
Robert K. Wiberg	10,149	7,048	39,241
Jeff DeVuono	10,149	7,048	39,241
Restricted Shares. Each Restricted Share vests on the third anniversary of the award date and is settled for one common share. Vesting would accelerate upon a change in control or if the recipient of the award were to die or become disabled prior to the vesting date. In the case of our President and Chief Executive Officer and our Executive Vice President and Chief Financial Officer, vesting would also accelerate if we were to terminate him without cause, or if he were to resign for good reason, under his employment agreement. We pay dividend equivalents on Restricted Shares prior to the vesting date.

Performance Units. Performance units represent the right to earn common shares. The number of common shares, if any, deliverable to award recipients depends on our performance based on our total return to shareholders during the three year period Measurement Period that commenced on January 1, 2010 and that ends on the earlier of December 31, 2012 or the date of a change of control, as defined in our 2010-2012 Restricted Performance Share Unit Program (the “Performance Unit Program”) compared to the total return to shareholders for the Measurement Period of the real estate investment trusts included in the MSCI US REIT Index’s gross index (the “Index REITs”). If our total return to shareholders over the Measurement Period places us below the 25th percentile of the Index REITs, then no shares will be earned. If our total return to shareholders over the Measurement Period places us at or above the 25th percentile of the Index REITs, then a percentage of the awards ranging from 50% to 200% will be earned. Dividends are deemed credited to the performance units accounts and are applied to acquire more performance units for the account of the unit holder at the price per common share ending on the dividend payment date. If earned, awards will be paid in common shares in an amount equal to the number of performance units in the holder’s account at the end of the Measurement Period. Participants in the program may elect to defer receipt of common shares earned into our Deferred Compensation Plan. In the event of the participant’s death, disability or qualifying retirement, he will be eligible to receive shares (if any) under the program as if the measurement period ended on the last day of the month in which the termination occurred.
Options. Each Option has a per share exercise price of $11.31 (equal to the closing price of our common shares on March 4, 2010), vests ratably over three years and has a ten-year term. Vesting of the Options would accelerate upon the same events that would trigger accelerated vesting of the Restricted Shares.
The grants of Restricted Shares, Performance Units and Options were made under our Amended and Restated 1997 Long-Term Incentive Plan. The award agreements for the Restricted Shares, Performance Units and Options will be individualized for each recipient and will be in substantially the forms attached as exhibits to this Form 8-K.
2010 Base Salaries
The table below sets forth the 2010 base salaries established by our Compensation Committee for our named executives. Mr. Sweeney’s 2010 base salary remains unchanged from 2009 and 2008.

Name	2010 Base Salary
Gerard H. Sweeney	$600,000
Howard M. Sipzner	$440,000
Brad A. Molotsky	$350,000
Robert K. Wiberg	$285,000
Jeff DeVuono	$285,000

Item 9.01.	Financial Statements and Exhibits

Exhibits

10.1	Form of Restricted Share Award

10.2	Form of Performance Unit Award Agreement

10.3	Form of Incentive Share Option Agreement

10.4	Form of Non-Qualified Share Option Agreement

10.5	2010-2012 Performance Share Unit Program.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Gerard H. Sweeney
Gerard H. Sweeney
President and Chief Executive Officer
Date: March 8, 2010